                                             As filed pursuant to Rule 424(b)(5)
                                                Under the Securities Act of 1933
                                                      Registraton No. 333-131630



SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED JUNE 29, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)



                                 $2,768,599,100
                                  (APPROXIMATE)

                                   CWALT, INC.
                                    DEPOSITOR

                         [COUNTRYWIDE HOME LOANS LOGO]
                               SPONSOR AND SELLER

                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER

                        ALTERNATIVE LOAN TRUST 2006-OA10
                                 ISSUING ENTITY

              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-OA10



        This Supplement revises the Prospectus Supplement dated June 29, 2006 to the Prospectus dated March 27, 2006 with respect to the above captioned series of certificates as follows:





                     [text continues on the following page]





                           [UBS INVESTMENT BANK LOGO]

                  The date of this Supplement is July 12, 2006.



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    1. The last sentence of the third paragraph under "The Corridor Contract and the Corridor Floor Contract" on page S-18 of the Prospectus Supplement is hereby replaced with the following:

Beginning in February 2009, any amounts received in excess of the amount necessary to cover the net rate carryover and unpaid realized loss amounts on the offered certificates will not be available to cover net rate carryover and unpaid realized loss amounts on the offered certificates on any future distribution dates.

    2. The following sentence is hereby added to the end of the third full paragraph of the risk factor entitled "The Yields On The Floating Rate and Class X Certificates Will Be Affected By Changes in Interest Rates" on page S-26 of the Prospectus Supplement:

Investors also need to be aware that payments received under the corridor contract and corridor floor contract prior to February 2009 will not be used to pay any shortfalls with respect to net rate carryover until the distribution date in December 2010.

    3. The first and second full paragraphs on page S-118 of the Prospectus Supplement are hereby replaced in their entirety with the following:

    Any amounts received by the supplemental interest trustee prior to the Distribution Date in February 2009 with respect to the Corridor Contract will be held in the Corridor Contract Reserve Fund and will not be distributed. On the Distribution Date in December 2010, such amounts will be distributed to pay, first, any Unpaid Realized Loss Amounts and, second, any unpaid Net Rate Carryover on the Offered Certificates (other than the Class A-R Certificates). On this Distribution Date, any amounts remaining after such distribution with respect to the Corridor Contract will be distributed to UBS Securities LLC and will not be available to cover Net Rate Carryover and Unpaid Realized Loss Amounts on the Offered Certificates on future Distribution Dates.

    Beginning in February 2009, the supplemental interest trustee will distribute current amounts received with respect to the Corridor Contract to pay, first, any Unpaid Realized Loss Amounts and, second, any unpaid Net Rate Carryover on the Offered Certificates (other than the Class A-R Certificates). Any amounts received with respect to the Corridor Contract by the supplemental interest trustee on the Distribution Date in February 2009 and on any Distribution Date thereafter in excess of the amount necessary to cover the Net Rate Carryover and Unpaid Realized Loss Amounts on the Offered Certificates will be distributed to UBS Securities LLC and will not be available to cover Net Rate Carryover and Unpaid Realized Loss Amounts on the Offered Certificates on future Distribution Dates.

    4. The third and fourth full paragraphs on page S-119 of the Prospectus Supplement are hereby deleted.

    5. The distribution of funds from the Corridor Contract Reserve Fund described under "Description of the Certificates -- Corridor Contract Reserve Fund" on page S-135 of the Prospectus Supplement is hereby replaced in its entirety with the following:


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       (1) to the Group 1, Group 2, Group 3 and Group 4 Senior Certificates, pro
rata based on the aggregate remaining Unpaid Realized Loss Amount for each such senior certificate group, concurrently as follows:

           (a) in an amount up to the aggregate remaining Unpaid Realized Loss Amount for the Group 1 Senior Certificates, sequentially, to the Class 1-A-1, Class 1-A-2 and Class 1-A-3 Certificates, in that order, in an amount up to the remaining Unpaid Realized Loss Amount for each such class;

           (b) in an amount up to the aggregate remaining Unpaid Realized Loss Amount for the Group 2 Senior Certificates,, sequentially, to the Class 2-A-1, Class 2-A-2 and Class 2-A-3 Certificates, in that order, in an amount up to the remaining Unpaid Realized Loss Amount for each such class;

           (c) in an amount up to the aggregate remaining Unpaid Realized Loss Amount for the Group 3 Senior Certificates, sequentially, to the Class 3-A-1, Class 3-A-2 and Class 3-A-3 Certificates, in that order, in an amount up to the remaining Unpaid Realized Loss Amount for each such class; and

           (d) in an amount up to the aggregate remaining Unpaid Realized Loss Amount for the Group 4 Senior Certificates, sequentially, to the Class 4-A-1, Class 4-A-2 and Class 4-A-3 Certificates, in that order, in an amount up to the remaining Unpaid Realized Loss Amount for each such class;

       (2) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, in an amount up to the Unpaid Realized Loss Amount for each such class;

       (3) sequentially,

           (a) concurrently, to the Class X-NB, Class X-BI and Class X-BJ Certificates, pro rata, in an amount up to the amount of any remaining Net Rate Carryover for each such class; and

           (b) concurrently, to the Class X-PP and Class X-AD Certificates, pro rata, in an amount up to the amount of any remaining Net Rate Carryover for each such class;

       (4) concurrently, to the classes of Senior Certificates (other than the Class X and Class A-R Certificates), pro rata, in an amount up to the amount of any remaining Net Rate Carryover for each such class;

       (5) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, in that order, in an amount up to the amount of any remaining Net Rate Carryover for each such class; and

       (6) pursuant to the conditions set forth under "-- The Corridor Contract and the Corridor Floor Contract" above, as assigned by UBS Securities LLC.